AMENDMENT No. 3
TO
 COMMITTED FACILITY AGREEMENT
AMENDMENT AGREEMENT (the "Amendment"), dated as of February 15, 2012 to the Committed Facility Agreement, dated as of June 18, 2010, as amended on June 28, 2010 and on May 18, 2011 (and as may be further amended, supplemented or otherwise modified from time to time, the "Agreement") between BNP Paribas Prime Brokerage, Inc. ("BNPP PB, Inc.") and Guggenheim Enhanced Equity income Fund (formerly known as Old Mutual/ Claymore Long-Short Fund, hereinafter, the "Customer").
WHEREAS, the parties hereto desire to amend the Agreement as provided herein.
NOW THEREFORE, in consideration of the agreements provided herein, the parties hereto agree to amend the Agreement as follows:
1.	Amendment to "Maximum Commitment Financing" Definition.

	a.	Section 1(h) of the Agreement is hereby deleted and replaced in its entirety with the following:

""Maximum Commitment Financing" means $66,000,000 USD; provided, however, that upon one Business Day's written notice to BNPP PB, Inc., Customer may increase the Maximum Commitment Financing up to $85,000,000 and, provided further, that Customer may reduce the Maximum Commitment Financing by an amount up to $15,000,000 upon 1 Business Day's written notice (no more than one time per calendar month), and by any amount upon 30 calendar days' written notice to BNPP PB, Inc."

2.	Representations.

Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this Amendment and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

3.	Miscellaneous.

a.	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.

b.
Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto.

c.	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

d.	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

e.	Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

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IN WITNESS WHEREOF, the parties have executed this Amendment with effect from the first date specified on the first page of this Amendment.